Exhibit 99.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis includes information that our management believes is relevant to an assessment and understanding of our consolidated results of operations and financial condition. The discussion and analysis should be read together with the consolidated financial statements as of and for the three and nine months ended September 30, 2024 and September 30, 2023, and for the years ended December 31, 2023 and December 31, 2022 that are included in this prospectus. This discussion may contain forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth in the sections titled “Cautionary Statement Regarding Forward-Looking Statements,” “Risk Factors” in this prospectus. For purposes of this section, all references in this discussion and analysis to “Allurion,” the “Company”, “we,” “us,” or “our” refers to the business and operations of Allurion and its consolidated subsidiaries following the consummation of the Business Combination and to Legacy Allurion and its consolidated subsidiaries prior to the consummation of the Business Combination. “Legacy Allurion” refers to Allurion Technologies, LLC, which was previously known as Allurion Technologies Opco, Inc. (formerly Allurion Technologies, Inc.) prior to the consummation of the Business Combination.

Overview

Allurion is a leading medical device company that is focused on creating a best-in-class weight loss platform to treat obese and overweight patients. Our platform, the Allurion Program (the “Allurion Program”), features the world’s first and only swallowable, procedure-less intragastric balloon for weight loss (the “Allurion Balloon”) and offers artificial intelligence (“AI”)-powered remote patient monitoring tools, a proprietary behavior change program, secure messaging and video telehealth that are delivered by the Allurion Virtual Care Suite (“VCS”).

Our proprietary intragastric balloon, the Allurion Balloon, is swallowed as a capsule under the guidance of a health care provider without surgery, endoscopy, or anesthesia for placement.

The Allurion VCS is comprised of tools to support patients’ weight loss experience, which we believe benefit both patients and health care providers:

1.

For Allurion Program patients: Every current Allurion Program patient receives an Allurion Connected Scale (“Allurion Connected Scale”) and access to our mobile app (the “App”), which integrates data from the Allurion Connected Scale to conveniently monitor weight, body fat, activity, sleep, and several other critical metrics. The App can also enable secure messaging and video telehealth with the patient’s care team and can deliver content from Allurion’s proprietary behavior change program-a library of 100 weight loss actions related to diet, nutrition, mental health, sleep, goal setting, and a number of other topics-directly to the patient. The App is available in 15 languages.

2.

For Allurion Program providers: Our clinic dashboard (“Allurion Insights”) provides end-to-end remote patient monitoring powered by the Allurion Iris AI platform, which leverages machine learning to deliver key insights related to patient tracking data. Allurion Insights offers real-time access to patient data and AI-powered analytics, note functionality to keep track of patient encounters, and clinic-wide metrics that provide a snapshot of the clinic’s overall performance.

In addition to its use by Allurion Balloon patients, we believe the Allurion VCS can potentially be a platform for optimal long-term follow up after other medical and surgical weight loss interventions in the future. For example, in June 2022, we incorporated a Treatment Tracking and Clinic-Led Onboarding feature into the Allurion VCS, which enables seamless onboarding and management of patients undergoing one or multiple weight loss treatments, including gastric balloons such as the Allurion Balloon, surgery, or medications. In addition, in connection with our collaboration with Medtronic plc (“Medtronic”), we may incorporate the Allurion VCS in onboarding and managing Medtronic’s patients. Further, in April 2024, the Company launched the Allurion VCS in the United States for patients utilizing other weight loss treatments, including anti-obesity medications and bariatric surgery.

Our products are currently sold in Europe, the Middle East, Africa, Latin America, Canada and the Asia-Pacific region. The U.S. Food and Drug Administration (“FDA”) has approved the investigational device exemption (“IDE”), for Allurion’s AUDACITY clinical trial, a 48-week, prospective, randomized, open-label trial. We received approval of the IDE from the FDA in November 2021 to initiate the AUDACITY clinical trial in the United States. The first patient in the trial was treated in July 2022. During the third quarter of 2023, we completed the enrollment of 550 patients in the trial across 17 sites in the United States and the last patient in the trial was treated in September 2024.

On January 8, 2025, we announced topline results from our AUDACITY FDA pivotal trial evaluating the safety and efficacy of the Allurion Balloon.

The AUDACITY trial is an open-label, multicenter, randomized, controlled trial and is the first FDA pivotal trial on an intragastric balloon for weight loss to report primary outcomes beyond nine months. 550 subjects were randomized 1:1 to either two cycles of the Allurion Balloon or a control group that received moderate intensity lifestyle therapy. The AUDACITY trial achieved its responder rate co-primary endpoint by demonstrating that more than 50% of Allurion Balloon subjects lost more than 5% of their total body weight at 48 weeks (58%; p-value = 0.0089). At 48 weeks, Allurion Balloon subjects exhibited substantially greater weight loss compared to control subjects with a 3.77% mean difference in total body weight loss, resulting in a 2.69% superiority margin. This margin was less than the pre-specified 3% superiority margin needed to meet the comparative co-primary endpoint (p-value=0.1616). At 40 weeks, the 4.22% mean difference in total body weight loss between groups exceeded a 3% superiority margin.

The rate of serious adverse events in Allurion Balloon subjects in the AUDACITY trial was 3.1%, the lowest reported in a pivotal FDA trial for a liquid-filled intragastric balloon indicated for weight loss. Based on the results of the AUDACITY trial, we plan to submit the fourth and final module of the premarket approval application to the FDA.

Since our inception, we have incurred significant operating losses. Our ability to generate revenue and achieve cost improvements sufficient to achieve profitability will depend on the successful further development and commercialization of our products and receipt and maintenance of regulatory approvals. We generated revenue of $26.5 million and $45.2 million for the nine months ended September 30, 2024 and 2023, respectively, and incurred a net loss of $5.6 million and $61.4 million for those same periods, respectively. We expect to continue to incur net losses for the foreseeable future as we focus on obtaining regulatory approvals for our products in new markets, reinstating regulatory approvals, refining our sales and marketing strategies, and continuing research and development efforts to further enhance our existing products. Further, following the closing of the Business Combination described below in “Recent Developments,” we have incurred, and expect to continue to incur, additional costs associated with operating as a public company. As a result, we will need additional funding for expenses related to our operating activities, including selling, marketing, general and administrative expenses and research and development expenses.

Because of the numerous risks and uncertainties associated with obtaining and maintaining regulatory approval, market acceptance of our products, product development and enhancement, and commercialization, we are unable to accurately predict the timing or amount of increased expenses or when, or if, we will be able to achieve or maintain profitability. Until such time, if ever, as we can generate substantial revenue sufficient to achieve profitability, we expect to finance our operations through a combination of equity offerings and debt financings. We may be unable to raise additional funds or enter into such other agreements or arrangements when needed on favorable terms, or at all. If we are unable to raise capital or enter into such agreements as, and when, needed, we may have to significantly delay, scale back or discontinue the further development and commercialization efforts of one or more of our products, or may be forced to reduce or terminate our operations. See the subsections titled—“Liquidity and Capital Resources” and “Recent Developments” below.

Recent Developments

Business Combination Agreement

On February 9, 2023, Allurion Technologies Opco, Inc. (formerly Allurion Technologies, Inc., “Legacy Allurion”) and Allurion Technologies, Inc. (formerly Allurion Technologies Holdings, Inc.) entered into the Business Combination Agreement (as subsequently amended on May 2, 2023, the “Business Combination Agreement”) with Compute Health Acquisition Corp. (“CPUH” or “Compute Health”), Compute Health Corp. (“Merger Sub I”) and Compute Health LLC (“Merger Sub II” and, together with Merger Sub I, the “Merger Subs”). Pursuant to the Business Combination Agreement, on August 1, 2023 (the “Closing Date”), the Mergers (as defined below) were consummated in three steps: (a) Compute Health merged with and into Allurion (the “CPUH Merger”), with Allurion surviving the CPUH Merger as a publicly listed entity (the time at which the CPUH Merger became effective, the “CPUH Merger Effective Time”) and becoming the sole owner of the Merger Subs; (b) three hours following the consummation of the CPUH Merger, Merger Sub I merged with and into Legacy Allurion (the “Intermediate Merger” and the time at which the Intermediate Merger became effective, the “Intermediate Merger Effective Time”), with Legacy Allurion surviving the Intermediate Merger and becoming a direct, wholly-owned subsidiary of Allurion; and (c) thereafter, Legacy Allurion merged with and into Merger Sub II (the “Final Merger” and, collectively with the CPUH Merger and the Intermediate Merger, the “Mergers”, and together with all other transactions contemplated by the Business Combination Agreement, the “Business Combination”), with Merger Sub II surviving the Final Merger and remaining a direct, wholly-owned subsidiary of Allurion (the time at which the Final Merger became effective, the “Final Merger Effective Time”). Shares of Allurion’s Common Stock (defined below) began trading on the NYSE under the ticker symbol “ALUR” on August 2, 2023. Upon completion of the Business Combination, Legacy Allurion’s business operations continued as our business operations.

The Business Combination was accounted for as a reverse capitalization in accordance with accounting principles generally accepted in the United States of America. Under this method of accounting, Compute Health, which was the legal acquirer, was treated as the “acquired” company for financial reporting purposes and Legacy Allurion was the accounting “acquirer”. Accordingly, the Business Combination was treated as the equivalent of our company issuing stock for the net assets of Compute Health, accompanied by a recapitalization. Our net assets and the net assets of Compute Health are stated at historical costs, with no goodwill or other intangible assets recorded. This determination is primarily based on the fact that, immediately following the Business Combination, Legacy Allurion stockholders had a majority of the voting power of Allurion, Legacy Allurion controlled the majority of the board seats of Allurion, and Legacy Allurion senior management comprised all of the senior management of Allurion. The equity structure has been restated in all comparative periods up to the Closing Date to reflect the number of shares of the Company’s common stock, $0.0001 par value per share (“Allurion Common Stock” or the “Company’s Common Stock”), issued to Legacy Allurion stockholders in connection with the Business Combination. As such, the shares and corresponding capital amounts and earnings per share related to Legacy Allurion’s convertible preferred stock and Legacy Allurion common stock prior to the Business Combination have been retroactively restated as shares reflecting the exchange ratio of approximately 0.9780 (the “Exchange Ratio”) established in the Business Combination and the reverse stock split of 1-to-25 effected in January 2025. As a result of this retrospective application, certain prior period balances within the condensed consolidated financial statements have changed. Refer to Note 3, Business Combination in the notes to our unaudited interim condensed consolidated financial statements for further discussion regarding the closing of the Business Combination with Compute Health.

Amended Note Purchase Agreement

On April 14, 2024, Allurion, RTW Investments, LP (together with its affiliates, “RTW”), as agent for the purchasers (the “Purchasers”) party thereto from time to time (RTW in such capacity, the “Principal Purchaser”), and Acquiom Agency Services LLC (“Acquiom”), as collateral agent for the Purchasers and the Principal Purchaser, entered into a Note Purchase Agreement (the “Original Note Purchase Agreement”). Subsequently, on April 16, 2024, the Company, the Principal Purchaser, the Purchasers and Acquiom entered into the First Amendment to the Original Note Purchase Agreement (the “Amendment”; the Original Note Purchase Agreement, as amended by the Amendment, the “Amended Note Purchase Agreement”).

Pursuant to the Amended Note Purchase Agreement, the Company issued and sold $48 million aggregate principal amount of convertible senior secured notes (the “Notes”) to the Purchasers in a private placement transaction. The Company used the proceeds from the issuance of the Notes to refinance its outstanding obligations under the Credit Agreement and Guaranty, dated as of August 1, 2023 (as amended by Amendment No. 1 to the Credit Agreement and Guaranty, dated as of December 29, 2023, the “Fortress Credit Agreement”) by and among Allurion, Allurion Opco, the subsidiary guarantors from time to time party thereto, the lenders from time to time party thereto in full and to pay fees and expenses in connection therewith and in connection with the transactions contemplated by the Amended Note Purchase Agreement. The Company has terminated and repaid in full the outstanding borrowings and other obligations under the Fortress Credit Agreement.

The Notes bear interest at the annual rate of 6.0%, which interest is payable quarterly in cash or, at the Company’s option, in kind for the first three years. The maturity date for the Notes is April 16, 2031. The Notes are guaranteed by Allurion Technologies, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“Allurion Opco”), and certain other current and future subsidiaries of the Company, and are secured by substantially all the assets of the Company and the guarantors.

The Notes are convertible into shares of the Company’s Common Stock, at a Purchaser’s election at any time after the earliest of (i) the date on which Stockholder Approval (as defined below) is obtained, (ii) December 31, 2025, (iii) the date of a Fundamental Change Company Notice (as defined in the Amended Note Purchase Agreement), and (iv) the Make-Whole Fundamental Change Effective Date (as defined in the Amended Note Purchase Agreement), subject to certain terms and limitations in the Amended Note Purchase Agreement, based on a conversion rate of 24.6920 shares of common stock per $1,000 principal amount of Notes (equivalent to a conversion price of approximately $40.50 per share, which represents a 35% premium to the lowest price per share in an equity financing for capital raising purposes ending on the date on which the Company has raised aggregate gross offering proceeds of at least $15,000,000 (the “Next Equity Financing”). On July 1, 2024, we consummated the Public Offering, as described elsewhere in this prospectus, which constituted a Next Equity Financing. Because the conversion price was reset in connection with the Next Equity Financing to a price below the NYSE’s “Minimum Price” (as such term is defined in Section 312.03 of the NYSE Listed Company Manual), the Amended Note Purchase Agreement provides that unless and until requisite approval of the Company’s stockholders is obtained (“Stockholder Approval”), the Company will not deliver Common Stock upon conversion of the Notes in excess of 1% of the number of shares of the Company’s Common Stock outstanding as of April 14, 2024. At our 2024 Annual Meeting of Stockholders on December 16, 2024 (the “2024 Annual Meeting”), we obtained the First Stockholder Approval. The holder of the Notes may not exercise the Notes if such holder, together with its affiliates, would beneficially own more than 9.99% of the number of shares of common stock outstanding immediately after giving effect to such conversion.

Revenue Interest Financing Agreements

On April 14, 2024, the Revenue Interest Financing Agreement (as amended from time to time, the “Revenue Interest Financing Agreement”) was amended pursuant to the Omnibus Amendment (the “RIFA Amendment”) by and among the Company, Allurion Opco, Allurion Australia Pty Ltd, a proprietary limited company organized under the laws of Australia and a wholly-owned subsidiary of the Company, the Original RIFA Investors (as defined therein) and RTW, to reflect certain modifications agreed between the parties thereto in connection with the Purchasers’ purchase of the Notes and the refinancing of the Fortress Credit Agreement. Among other things, the RIFA Amendment waived the existing event of default under the Revenue Interest Financing Agreement, increased the rate of revenue interest payments to be paid to RTW on all current and future products and digital solutions developed and to be developed by the Company (the “Royalty Rate”) for net sales less than or equal to $100 million prior to December 31, 2026 from 6% to 12%, and increased the Royalty Rate on net sales less than or equal to $100 million on or after January 1, 2027 from 10% to 12%, subject to the terms and conditions of the RIFA Amendment.

Pursuant to the Amended and Restated RTW Side Letter, the Additional RIFA Investors (as defined below) may make a single election in certain circumstances to convert up to $7,500,000 of the purchase price (the “Conversion Amount”) that the Additional RIFA Investors paid for certain shares of our Common Stock into an amount of financing provided by the Additional RIFA Investors to Allurion Opco pursuant to an additional revenue interest financing agreement with Allurion Opco (the “Investment Conversion”). On October 22, 2024, the Additional RIFA Investors notified us of their election to exercise the Investment Conversion in full. Accordingly, on October 30, 2024, we and the Additional RIFA Investors entered into the additional Revenue Interest Financing Agreement (the “Additional Revenue Interest Financing Agreement”). The Additional Revenue Interest Financing Agreement has substantially identical terms and conditions as the Revenue Interest Financing Agreement, except that the amount of financing provided by the Additional RIFA Investors to Allurion Opco under the Additional Revenue Interest Financing Agreement is equal to the Conversion Amount.

Omnibus Amendment

On January 7, 2025, the Company entered into an Omnibus Amendment (the “Omnibus Amendment”) by and among the Company, Allurion OpCo, Allurion Australia Pty Ltd, Allurion France, the Additional RIFA Investors and RTW, as agent for the Purchasers (in such capacity, the “Principal Purchaser”), to amend the Note Purchase Agreement and the RIFAs (collectively, the “Existing Documents”).

The Omnibus Amendment requires (i) the Company and Allurion Opco to maintain certain minimum balances of unrestricted cash in controlled accounts in the U.S. in the amounts corresponding to the calculations set forth therein, and (ii) the Company to receive minimum trailing twelve-month consolidated Revenue (as defined in the Existing Documents) at amounts designated in the Omnibus Amendment, tested quarterly beginning with the twelve-month period ending September 30, 2025. The Omnibus Amendment also requires that (i) Allurion France shall have successfully regained marketing authorization from the Agence Nationale de Sécurité du Médicament et des Produits de Santé to resume the Commercialization (as defined in the Existing Documents) of the Product (as defined in the Existing Documents) in France on or prior to December 31, 2025 and (ii) Allurion OpCo shall have received Marketing Authorization from the FDA for the Commercialization of the Product in the United States no later than June 30, 2026.

Pursuant to the Omnibus Amendment, RTW shall receive a number of shares of the common stock, representing 5.0% of the fully-diluted shares outstanding (without regard to any beneficial ownership blockers) immediately after the closing of the offering and sale of Additional Shares (as defined in the Existing Documents) to be consummated no later than February 15, 2025, in connection with which the Company shall have raised at least $12,000,000 in aggregate net proceeds (the “Amendment Fee”); provided that, in the event the Company cannot issue shares of common stock to the Purchasers due to applicable law, the Company shall instead issue an equivalent (as-converted) number of shares of a newly created series of Series A-1 non-voting preferred stock, par value $0.0001 per share (the “Series A-1 Preferred Stock”), and the Company shall include a proposal in a definitive proxy statement on Schedule 14A seeking stockholder approval no later than December 31, 2025 to allow the conversion of Series A-1 Preferred Stock into common stock; provided further that, each share of Series A-1 Preferred Stock outstanding on December 31, 2026 (the “Redemption Date”) shall, except to the extent prohibited by Delaware law governing distributions to stockholders (including the Delaware General Corporation Law), be redeemed by the Company for cash in an amount equal to the as-converted value of the underlying common stock.

The Omnibus Amendment also provides that the Company will ensure RTW shall have the right to designate one director to the Board, which director is currently Nicholas Lewin, and as of the Amendment Effective Date (as defined in the Omnibus Amendment), RTW shall have the right to designate a second director to the Board, which additional director shall initially be R. Jason Richey.

Amendment to RTW Side Letter

On April 14, 2024, we, Allurion Opco, Compute Health, Merger Sub II, RTW Master Fund, Ltd., RTW Innovation Master Fund, Ltd. and RTW Biotech Opportunities Operating Ltd. (as transferee from RTW Biotech Opportunities Ltd. (formerly known as RTW Venture Fund Limited)) (in each case, together with their successors and permitted assigns, the “Additional RIFA Investors”) entered into the First Amendment to Amended and Restated Letter Agreement (the “RTW Side Letter Amendment”) to reflect certain modifications to the Amended and Restated RTW Side Letter in connection with the Purchasers’ purchase of the Notes. The RTW Side Letter Amendment provides, among other things, that the Additional RIFA Investors may make a single election in certain circumstances to convert up to $7,500,000 of the purchase price that the Additional RIFA Investors paid for certain equity interests in the Company into an amount of financing provided by the Additional RIFA Investors to Allurion Opco pursuant to an additional revenue interest financing agreement with Allurion Opco, which election was made effective October 30, 2024 as described above.

Termination of Fortress Term Loan

On April 16, 2024, we terminated and repaid in full all outstanding borrowings and fees under the Fortress Credit Agreement, dated as of August 1, 2023 (as amended by the Fortress Amendment, dated as of December 29, 2023), by and among the Company, Allurion Opco, the subsidiary guarantors from time to time party thereto, the lenders from time to time party thereto (the “Lenders” and each, a “Lender”) and Fortress Credit Corp., as administrative agent for the Lenders, including the release of all guarantees and liens related thereto.

Public Offering

On June 28, 2024, the Company entered into an underwriting agreement (the “Underwriting Agreement”) with Jefferies LLC and TD Securities (USA) LLC, as representative of the several underwriters (the “Underwriters”), pursuant to which the Company agreed to issue and sell 576,261 shares of the Company’s Common Stock and warrants (“July 2024 Public Warrants”) to purchase up to 576,261 shares of the Company’s Common Stock at an offering price of $30.00 per share and accompanying warrant (the “Public Offering”). Pursuant to the Underwriting Agreement, the Company also granted the Underwriters an option exercisable for 30 days to purchase up to an additional 86,440 shares of Common Stock (the “Share Overallotment”) and/or 86,440 July 2024 Public Warrants at the public offering price. The Public Offering closed on July 1, 2024 with net proceeds received of $15.2 million after deducting underwriting discounts of $1.0 million and offering costs of $1.0 million. Additionally, on July 1, 2024, the Underwriters exercised the option with respect to the July 2024 Public Warrants in full, which resulted in the issuance of an additional 86,440 July 2024 Public Warrants at the closing. Further, the Underwriters exercised a portion of the option with respect to the Common Stock on July 5, 2024 for net proceeds of $2.2 million, which resulted in the issuance of 77,091 shares of the Company’s Common Stock at an offering price of $1.20 per share.

Private Placement

On June 28, 2024, the Company entered into a subscription agreement (the “Subscription Agreement”) with RTW, pursuant to which the Company agreed to sell to RTW 2,260,159 shares of a newly created series of preferred stock, the Series A non-voting convertible preferred stock, par value $0.0001 per share (“Series A Preferred Stock”) (which were automatically converted to 90,407 shares of Common Stock on December 19, 2024 following the Second Stockholder Approval and after giving effect to the Reverse Stock Split) and 90,407 private placement warrants (“Private Placement Warrants”) to purchase Common Stock, equal to the per share Public Offering price for the shares of Common Stock and July 2024 Public Warrants in the Public Offering (the “Private Placement”). The Private Placement closed on July 1, 2024 with net proceeds received of $2.5 million after deducting offering costs of $0.2 million.

French Regulatory Decision

On August 6, 2024, it was announced that the Agence Nationale de Sécurité du Médicament (“ANSM”), the French regulatory authority, has suspended sales of the Allurion Balloon in France, and the Company withdrew the device from the French market. The Company submitted and has implemented a remediation plan to reduce certain risks associated with the advertising, follow-up program, and adverse events for the Allurion Balloon.

Although the Company disagrees with ANSM’s decision, it is fully cooperating and in active dialogue with the agency regarding the Company’s remediation program prioritizing changes related to its advertising strategy, follow-up program and training programs to address ANSM’s concerns. The Company is committed to continuing its engagement with ANSM to identify a path that will enable the Company to resume the commercialization of the Allurion Balloon in France.

NYSE Continued Listing Standards

On August 12, 2024, we received a letter from NYSE notifying us that, as of August 8, 2024, for the last 30 consecutive business days, the average closing price of the Company’s common stock was less than $1.00 per share, the minimum average closing bid price required by the continued listing requirements of Rule 802.01C of the NYSE Listed Company Manual. A company can regain compliance with the minimum share price requirement at any time during the six-month cure period if, on the last trading day of any calendar month during the cure period, the company has (i) a closing share price of at least $1.00 and (ii) an average closing share price of at least $1.00 over the 30 trading-day period ending on the last trading day of that month. In the event that at the expiration of the six-month cure period, both a $1.00 closing share price on the last trading day of the cure period and a $1.00 average closing share price over the 30 trading-day period ending on the last trading day of the cure period are not attained, the NYSE will commence suspension and delisting procedures.

On August 29, 2024, we received written notice from the NYSE that we are not in compliance with the continued listing standard set forth in Section 802.01B of the NYSE’s Listed Company Manual because the average market capitalization of the Company was less than $50.0 million over the consecutive 30 trading-day period ended August 29, 2024 and the Company’s last reported stockholders’ equity as of August 29, 2024 was less than $50.0 million. In accordance with applicable NYSE procedures, we submitted a plan to the NYSE outlining measures designed to regain compliance with the continued listing standard within 18 months of receipt the written notice. We submitted a business plan to the NYSE demonstrating our ability to regain compliance with the NYSE’s rules. The NYSE has accepted the plan and as a result, the Company is subject to quarterly monitoring for compliance with the business plan and our common stock will continue to trade on the NYSE during the period, subject to our compliance with other NYSE continued listing requirements.

Restructuring Plan

On November 6, 2024, our board of directors (“Board”) approved a restructuring plan to reduce operating costs and better align our workforce with the needs of our business. The majority of the restructuring was completed in the fourth quarter of 2024.

Under the restructuring plan, we anticipate reducing our workforce by approximately 113 roles (approximately 50% of our workforce). In connection with the restructuring plan, we estimate that wet will incur one-time aggregate restructuring charges of approximately $3.5 million, which will be recorded primarily in the fourth quarter of 2024, related to severance payments and other employee-related costs. The cash payments related to the personnel-related restructuring will be paid primarily during the first quarter of 2025. The charges that we expect to incur in connection with the workforce reduction are subject to a number of assumptions, and actual results may differ materially. We may also incur additional costs not currently contemplated due to events that may occur as a result of, or that are associated with, the workforce reduction.

Reverse Stock Split

The Company held the 2024 Annual Meeting of stockholders on December 16, 2024, and upon the recommendation of the Board of Directors (the “Board”) of the Company, the Company’s stockholders approved a certificate of amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended and/or restated from time to time (the “Charter”), to effect a reverse stock split of the common stock, at a ratio between 1-for-10 and 1-for-25, with the final ratio to be determined by the Board in its sole discretion.

On December 23, 2024, following the 2024 Annual Meeting, the Board approved a reverse stock split of the Common Stock at a ratio of 1-for-25 (the “Reverse Stock Split”). Effective as of 12:01 a.m. Eastern Time on January 3, 2025, the Company filed the Certificate of Amendment to its Charter to effectuate the Reverse Stock Split, as described above.

As a result of the Reverse Stock Split, every 25 shares of the Common Stock issued or outstanding were automatically reclassified into one validly issued, fully-paid and non-assessable new share of Common Stock, subject to the treatment of fractional shares as described below, without any action on the part of the holders. Trading of the Common Stock on the NYSE commenced on a split-adjusted basis at market open on January 3, 2025, under the existing trading symbol “ALUR.”

No fractional shares were issued in connection with the Reverse Stock Split. Stockholders who would otherwise be entitled to receive fractional shares as a result of the Reverse Stock Split were automatically entitled to receive an additional fraction of a share of Common Stock to round up to the next whole share.

Proportional adjustments were also made to the number of shares of Common Stock awarded and available for issuance under the Company’s equity incentive plans, as well as the exercise price and the number of shares issuable upon the exercise or conversion of the Company’s outstanding stock options, restricted stock units and other equity securities under the Company’s equity incentive plans. Additionally, all outstanding convertible notes were adjusted in accordance with their terms, which, among other changes to the convertible note terms, resulted in proportionate adjustments being made to the number of shares issuable upon conversion of such convertible notes and to the conversion and redemption prices of such convertible notes. All outstanding warrants were also adjusted in accordance with their terms, which, among other changes to the warrant terms, resulted in proportionate adjustments being made to the number of shares issuable upon exercise of such warrants and to the conversion and redemption prices of such warrants. Specifically, following the effectiveness of the Reverse Stock Split, every 25 shares of Common Stock that may be purchased pursuant to the exercise of public warrants now represents one share of Common Stock that may be purchased pursuant to such warrants. Accordingly, one whole Public Warrant is exercisable for 0.056818 shares of Common Stock at an exercise price of $202.50 per share of common stock, which is based on each Public Warrant being exercisable for 1.420455 shares of Common Stock before the Reverse Stock Split adjusted for the Reverse Stock Split ratio.

Key Factors Affecting Our Operating Results

We believe that our performance and future success depend on many factors that present significant opportunities but also pose risks and challenges, including those discussed below and under the heading “Risk Factors” above.

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Market Acceptance. The growth of our business depends on our ability to gain broader acceptance of our current products by continuing to make health care providers aware of the benefits of our products to generate increased demand and frequency of use, and thus increase our sales. Our ability to grow our business will also depend on our ability to expand our customer base in existing or new target markets. Although we have increased the number of patients treated with our products through our established relationships and focused sales efforts, we cannot provide assurance that our efforts will continue to increase the use of our products.

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Regulatory approval and timing and efficiency of new product introductions. We must successfully obtain timely approvals, maintain regulatory approval, successfully implement any remediation programs required by regulators to resume sales of the Allurion Balloon, and introduce new products that gain acceptance with health care providers. For our sales to grow, we will also need to obtain regulatory approval of our existing product and any new products or modifications/enhancements to our existing products in the markets that we operate in and new markets as applicable.

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Sales force size and effectiveness. The speed at which newly hired salespeople become effective can impact our revenue growth or our costs incurred in anticipation of such growth. We intend to continue to improve and increase performance in our sales and marketing organization, and expand our international programs to help facilitate further adoption of our products as well as broaden awareness of our products to new customers.

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Product and geographic mix; timing. Our financial results, including our gross margins, may fluctuate from period to period based on the timing of orders, fluctuations in foreign currency exchange rates and the number of available selling days in a particular period, which can be impacted by a number of factors, such as holidays or days of severe inclement weather in a particular geography, the mix of products sold and the geographic mix of where products are sold.

Operating Segments

We operate our business in a single segment and as one reporting unit, which is how our chief operating decision maker (“CODM”), our chief executive officer, reviews financial performance and allocates resources. The CODM reviews financial information presented on a regular basis at the consolidated level for purposes of allocating resources and evaluating financial performance. Since we operate as one operating segment, all required financial segment information can be found in the consolidated financial statements.

Components of Our Results of Operations

Revenue

We derive revenue from the sale of the Allurion Balloon to customers, which are either distributors or health care providers. The Allurion Balloon is the foundation of the Allurion Program, a holistic weight loss program that offers patients the opportunity to receive, and clinic and other health care providers the ability to deliver, behavior change assistance through their use of our remote patient support and monitoring tools.

Cost of Revenue

Cost of revenue consists primarily of costs that are closely correlated or directly related to the delivery of our products, including material costs, labor costs, and depreciation expense for fixed assets.

Operating Expenses

Sales and Marketing Expenses

Sales and marketing expenses consist primarily of salaries and related expenses (including commissions) for our sales and marketing personnel. Marketing programs consist of advertising, training events, brand building, product marketing activities and shipping costs.

Research and Development Expenses

Our research and development expenses consist of costs associated with performing research and development activities such as registering our products in various jurisdictions and performing clinical trials. These costs include salaries and benefits, stock-based compensation, non-capitalizable software development costs, product development costs, materials and supplies, clinical trial activities, registration expenses, depreciation of equipment and other outside services.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and personnel-related costs, including stock-based compensation, for our personnel in executive, information technology, finance and accounting, human resources and other administrative functions. General and administrative expenses also include legal fees relating to corporate matters; professional fees paid for accounting, auditing, consulting and tax services; insurance costs; travel expenses; office and information technology costs; and facilities, depreciation and other expenses related to general and administrative activities, which include direct or allocated expenses for rent and maintenance of facilities and utilities.

Other Income (Expense)

Interest Expense

Interest expense consists of interest expense associated with outstanding borrowings under our debt obligations as well as the amortization of debt issuance costs and discounts associated with such borrowings.

Change in Fair Value of Warrants

The change in fair value of warrants consists of the expense recognized upon the mark to market of our warrant liabilities.

Change in Fair Value of Debt

The change in fair value of debt consists of the expense recognized upon the mark to market of our convertible debt.

Change in Fair Value of Revenue Interest Financing and PIPE Conversion Option

The change in fair value of Revenue Interest Financing and PIPE Conversion Option consists of the expense recognized upon the mark to market of the Revenue Interest Financing with RTW and the issuance and mark to market of the PIPE Conversion Option. See Note 10, Fair Value Measurements for further information.

Change in Fair Value of Earn-out Liabilities

The change in fair value of earn-out liabilities consists of the gain or loss recognized upon mark to market of the contingent earn-out consideration. See Note 10, Fair Value Measurements for further information.

Loss on extinguishment of debt

The loss on extinguishment of debt consists of the loss recognized upon the termination of our 2021 Term Loan and Fortress Term Loan.

Termination of convertible note side letters

The termination of convertible note side letters consists of the expense recognized related to the convertible note prepayment penalty and recognition of the PubCo Share liability and Base PubCo and Backstop Share liability.

Other Income, net

Other income, net consists of interest earned on our invested cash balances, which primarily consist of deposit accounts and money market funds, foreign currency transaction gains and losses and expense associated with our Success Fee derivative liability and Fortress Term Loan derivative liability. See Note 10, Fair Value Measurements, for further information.

Results of Operations

Comparison of the Three and Nine Months Ended September 30, 2024 and 2023 (unaudited)

The following table summarizes our results of operations for the three and nine months ended September 30, 2024 and 2023 (in thousands):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2024	2023	Change	2024	2023	Change
Revenue	$5,367	$18,200	$(12,833)	$26,519	$45,232	$(18,713)
Cost of revenue	2,256	4,232	(1,976)	7,549	10,165	(2,616)

Gross profit	3,111	13,968	(10,857)	18,970	35,067	(16,097)

Operating expenses:
Sales and marketing	5,197	13,989	(8,792)	18,060	36,127	(18,067)
Research and development	3,212	7,191	(3,979)	13,247	21,623	(8,376)
General and administrative	7,043	18,942	(11,899)	20,746	30,657	(9,911)

Total operating expenses:	15,452	40,122	(24,670)	52,053	88,407	(36,354)

Loss from operations	(12,341)	(26,154)	13,813	(33,083)	(53,340)	20,257

Other income (expense):
Interest expense	—	(2,586)	2,586	(2,264)	(7,331)	5,067
Changes in fair value of warrants	9,703	3,868	5,835	14,210	2,189	12,021
Change in fair value of debt	1,790	(6,008)	7,798	10,020	(3,751)	13,771
Changes in fair value of Revenue Interest Financing and PIPE conversion option	(11,104)	(2,040)	(9,064)	(9,608)	(2,040)	(7,568)
Changes in fair value of earn-out liabilities	2,260	24,330	(22,070)	22,140	24,330	(2,190)
Loss on extinguishment of debt	—	(3,929)	3,929	(8,713)	(3,929)	(4,784)
Termination of convertible note side letters	—	(9,466)	9,466	—	(17,598)	17,598
Other income, net	757	389	368	1,928	133	1,795

Total other income (expense):	3,406	4,558	(1,152)	27,713	(7,997)	35,710
Loss before income taxes:	(8,935)	(21,596)	12,661	(5,370)	(61,337)	55,967
Provision for income taxes:	(69)	(34)	(35)	(210)	(90)	(120)

Net loss	$(9,004)	$(21,630)	$12,626	$(5,580)	$(61,427)	$55,847

Revenue

Revenue decreased $12.8 million, or 71%, to $5.4 million and decreased $18.7 million, or 41%, to $26.5 million for the three and nine months ended September 30, 2024, respectively, compared to the same periods in 2023. The decrease in revenue was primarily the result of decreased gastric balloon units sold due to macroeconomic headwinds in certain markets leading to lower re-order rates as distributors and certain accounts adjusted their inventory levels. Additionally, in August 2024, ANSM suspended sales of the Allurion balloon in France, resulting in a $1.2 million reduction to revenue for customer returns of the Allurion Balloon. The decrease in revenue was also attributable to selling less or no product to certain distributors and accounts to manage our credit risk.

Cost of Revenue

Cost of revenue decreased $2.0 million, or 47%, to $2.3 million for the three months ended September 30, 2024, and decreased $2.6 million, or 26%, to $7.5 million for the nine months ended September 30, 2024 compared to the same periods in 2023. The decrease in cost of revenue was a direct result of decreased gastric balloon units sold, partially offset by an increase in manufacturing expense, as less labor and overhead was absorbed due to lower production volumes.

Gross Profit

Gross profit decreased $10.9 million, or 78%, to $3.1 million for the three months ended September 30, 2024, and decreased $16.1 million, or 46%, to $19.0 million for the nine months ended September 30, 2024 compared to the same periods in 2023. The decrease in gross profit was primarily the result of an increase in our manufacturing expense, as less labor and overhead was absorbed due to lower production volumes, as well as a decrease in revenue and sales volume of our gastric balloon system. Additionally, in August 2024, ANSM suspended sales of the Allurion balloon in France, resulting in a $1.2 million reduction to revenue for customer returns of the Allurion Balloon.

Operating Expenses

Sales and Marketing Expenses

Sales and marketing expenses decreased $8.8 million, or 63%, to $5.2 million for the three months ended September 30, 2024, compared to the same period in 2023. The decrease in sales and marketing expenses was the result of a $5.3 million decrease in marketing expenditures driven by a reorganization of our selling and marketing spend focusing on more efficient channels and geographies, a $1.9 million decrease in shipping and logistics expenses, a $1.3 million decrease in salaries and related benefits, a $0.2 million decrease in meeting expenses, and a $0.1 million decrease in travel expenses.

Sales and marketing expenses decreased $18.1 million, or 50%, to $18.0 million for the nine months ended September 30, 2024, as compared to the same period in 2023. The decrease in sales and marketing expenses was the result of a $9.8 million decrease in marketing spend, a $3.4 million decrease in shipping and logistics expenses, a $2.8 million decrease in salaries, related benefits, and consulting costs, a $1.1 million decrease in meeting expenses, and a $0.6 million decrease in travel expenses.

Research and Development Expenses

Research and development expenses decreased $4.0 million, or 55%, to $3.2 million for the three months ended September 30, 2024, compared to the same period in 2023. The decrease in research and development expenses was primarily the result of a $2.4 million decrease in costs related to the AUDACITY clinical trial as it nears completion, a $1.0 million decrease attributable to salaries and related benefit costs due to lower headcount, and a $0.4 million decrease in outside consulting costs.

Research and development expenses decreased $8.4 million, or 39%, to $13.2 million for the nine months ended September 30, 2024, compared to the same period in 2023. The decrease in research and development expenses was primarily the result of a $4.8 million decrease in costs related to the AUDACITY clinical trial as it nears completion, a $2.4 million decrease attributable to salaries and related benefit costs due to lower headcount, and a $0.9 million decrease in outside consulting costs. We expect research and development expenses to continue to decrease in 2024 as our AUDACITY trial progresses toward completion.

General and Administrative Expenses

General and administrative expenses decreased $11.9 million, or 63%, to $7.0 million for the three months ended September 30, 2024, compared to the same period in 2023. The decrease in general and administrative expenses was primarily the result of a $4.6 million decrease in stock based compensation as the prior period consisted of a $4.9 million one-time charge as a result of the Business Combination, a $3.4 million decrease in insurance expense as the prior period consisted of a $3.6 million one-time insurance charge related to the Business Combination, a $1.8 million decrease attributable to salaries, benefits, and related costs, a $1.0 million decrease in bad debt expense, and a $0.8 million decrease in legal and professional fees, primarily driven by $1.2 million in one-time charges in the prior period related to the Business Combination.

General and administrative expenses decreased $9.9 million, or 32%, to $20.7 million for the nine months ended September 30, 2024, compared to the same period in 2023. The decrease in general and administrative expenses was primarily the result of a $4.1 million decrease in stock based compensation as the prior period consisted of a $4.9 million one-time charge as a result of the Business Combination, a $3.9 million decrease in bad debt expense, a $2.9 million decrease in insurance expense as the prior period consisted of a $3.6 million one-time insurance charge related to the Business Combination, partially offset by an increase in director and officer insurance in the current year, and a $0.6 million decrease attributable to salaries, benefits, and related costs. These decreases were partially offset by $1.7 million of legal and professional fees, driven by $1.4 million of one-time legal fees in connection with the Amended Note Purchase Agreement with RTW and $0.9 million of offering costs expensed as part of the Public Offering and Private Placement in July 2024.

Other income (expense)

Interest Expense

Interest expense decreased $2.6 million, or 100%, to zero for the three months ended September 30, 2024 and $5.1 million, or 69%, to $2.3 million for the nine months ended September 30, 2024, compared to the same periods in 2023. The decrease in interest expense was due the termination of our Fortress Term Loan in April 2024, as well as a reduction in principal of our Fortress Term Loan as compared to our 2021 Term Loan during the comparable nine month period.

Change in Fair Value of Warrants

The $9.7 million gain and $14.2 million gain attributable to the change in fair value of warrants for the three and nine months ended September 30, 2024, respectively, compared to the same periods in 2023, were due to mark to market fluctuations in our warrant liabilities due to the decline in value of our Common Stock during the periods, as well as the issuance of the July 2024 Public Warrants and Private Placement Warrants on July 1, 2024, for which there were no comparable mark to market fluctuations in the prior period.

Change in Fair Value of Debt

The $1.8 million and $10.0 million gain attributable to the change in fair value of debt for each of the three and nine months ended September 30, 2024, compared to the same periods in 2023, was due to mark to market fluctuations in our convertible debt.

Change in Fair Value of Revenue Interest Financing and PIPE Conversion Option

The $11.1 million loss attributable to the change in fair value of the Revenue Interest Financing and PIPE Conversion Option for the three months ended September 30, 2024, compared to the same period in 2023, was primarily due to a $6.7 million loss related to the change in fair value of the Revenue Interest Financing and a $4.4 million loss on PIPE Conversion Option primarily driven by a decrease in the discount rate. The $9.6 million loss attributable to the change in fair value of the Revenue Interest Financing and PIPE Conversion Option for the nine months ended September 30, 2024, compared to the same period in 2023, was primarily due to a $5.4 million loss related to the change in fair value in the Revenue Interest Financing from December 31, 2023 to September 30, 2024 and a $4.3 million loss in the change in fair value of the PIPE Conversion Option from December 31, 2023 to September 30, 2024.

Change in Fair Value of Earn-Out Liabilities

The $2.3 million gain attributable to the change in the fair value of earn-out liabilities for the three months ended September 30, 2024 and the $22.1 million gain attributable to the change in the fair value of the earn-out liabilities for the nine months ended September 30, 2024 were due to the decrease in the Company’s stock price from December 31, 2023 to September 30, 2024.

Loss on extinguishment of debt

Loss on extinguishment of debt decreased $3.9 million, or 100%, to zero for the three months ended September 30, 2024, compared to the same period in 2023. The decrease was due to a $3.9 million loss on the extinguishment of the 2021 Term Loan with Runway during the comparable period. Loss on extinguishment of debt increased $4.8 million, or 122%, to $8.7 million for the nine months ended September 30, 2024, compared to the same period in 2023. This increase was due to the $8.7 million loss on extinguishment of our Fortress Term Loan in April 2024, compared to the $3.9 million loss on the extinguishment of our 2021 Term Loan with Runway in August 2023.

Termination of convertible note side letters

Termination of convertible note side letters decreased $9.5 million, or 100%, to zero for the three months ended September 30, 2024 and $17.6 million, or 100%, to zero for the nine months ended September 30, 2024, compared to the same periods in 2023. The decreases were primarily due to changes in the PubCo Share Liability, Base PubCo Shares and Backstop Shares liabilities driven by the use of the full backstop during the comparable periods for which there were no comparable liabilities in the current period.

Other Income, Net

The change in Other income, net for the three months ended September 30, 2024 compared to the same period in 2023 was a gain of $0.4 million attributable to a $0.4 million gain related to fluctuations in exchange rates of foreign currencies. The change in Other income, net for the nine months ended September 30, 2024 compared to the same period in 2023 was a gain of $1.8 million, primarily driven by the $2.1 million write-off of the term loan derivative liability to zero in connection with the termination of the Fortress Term Loan and a $1.1 million gain in interest income, partially offset by a $1.1 million loss related to the Amended Note Purchase Agreement.

Provision for Income Taxes

We recorded a provision for income taxes of $0.1 million and $0.2 million for the three and nine months ended September 30, 2024, respectively. These provisions for income taxes are due to net income in certain foreign jurisdictions.

Comparison of the Years Ended December 31, 2023 and 2022

The following table summarizes our results of operations for the years ended December 31, 2023 and 2022 (in thousands):

	Years Ended December 31,
	2023	2022	Change
Revenue	$53,467	$64,211	$(10,744)
Cost of revenue	11,970	13,485	(1,515)

Gross profit	41,497	50,726	(9,229)

Operating expenses:
Sales and marketing	46,857	50,405	(3,548)
Research and development	27,694	16,966	10,728
General and administrative	46,024	15,365	30,659

Total operating expenses:	120,575	82,736	37,839

Loss from operations	(79,078)	(32,010)	(47,068)

Other income (expense):
Interest expense	(10,566)	(4,426)	(6,140)
Changes in fair value of warrants	8,364	(821)	9,185
Changes in fair value of debt	(3,751)	—	(3,751)
Changes in fair value of Revenue Interest Financing and PIPE conversion option	(2,192)	—	(2,192)
Changes in fair value of earn-out liabilities	29,050	—	29,050
Termination of convertible note side letters	(17,598)	—	(17,598)
Loss on extinguishment of debt	(3,929)	—	(3,929)
Other income (expense), net	(643)	(344)	(299)

Total other income (expense):	(1,265)	(5,591)	4,326

Loss before income taxes:	(80,343)	(37,601)	(42,742)
Provision for income taxes:	(264)	(143)	(121)

Net loss	$(80,607)	$(37,744)	$(42,863)

Revenue

Revenue decreased $10.7 million, or 17%, to $53.5 million for the year ended December 31, 2023, compared to the same period in 2022. The decrease in revenue was primarily the result of a delay in closing of the Business Combination, which led to decreased investment in certain markets, leading to temporarily lower re-order rates as distributors and certain accounts adjusted their inventory levels during the second half of 2023. The decrease in revenue was also attributable to selling less or no product to certain distributors and accounts to manage our credit risk.

Cost of Revenue

Cost of revenue decreased $1.5 million, or 11%, to $12.0 million for the year ended December 31, 2023, compared to the same period in 2022. The decrease in cost of revenue was primarily a direct result of decreased gastric balloons sold.

Gross Profit

Gross profit decreased $9.2 million, or 18%, to $41.5 million for the year ended December 31, 2023, compared to the same period in 2022. The decrease in gross profit was primarily the result of fewer gastric balloons sold, an increase in our direct manufacturing costs and a higher percentage of sales in lower-margin geographies.

Operating Expenses

Sales and Marketing Expenses

Sales and marketing expenses decreased $3.5 million, or 7%, to $46.9 million for the year ended December 31, 2023, compared to the same period in 2022. The decrease in sales and marketing expenses was primarily the result of a $3.9 million decrease in marketing spend driven by our decision to delay investment in sales and marketing while completing the Business Combination with Compute Health, and a $1.8 million decrease related to changes in our distribution model, which were partially offset by a $2.3 million increase attributable to salaries and related benefit costs due to higher headcount. We expect sales and marketing costs to decrease in 2024 as we have implemented cost reduction initiatives, including a reduction in force, and shift our focus of selling and marketing spend on more efficient channels and geographies.

Research and Development Expenses

Research and development expenses increased $10.7 million, or 63%, to $27.7 million for the year ended December 31, 2023, compared to the same period in 2022. The increase in research and development expenses was the result of an increase of $9.8 million in costs related to the AUDACITY clinical trial, and a $0.9 million increase attributable to salaries due to higher headcount to support new product development and clinical trials. We expect research and development expenses to decrease in 2024 as our AUDACITY trial nears completion.

General and Administrative Expenses

General and administrative expenses increased $30.6 million, or 199%, to $46.0 million for the year ended December 31, 2023, compared to the same period in 2022. The increase in general and administrative expenses was primarily the result of a $12.0 million increase in accounts receivable reserves resulting primarily from challenges entering new markets and transitioning certain markets from a distributor model to a direct model, a $7.8 million increase in stock-based compensation, including $4.9 million of one-time charges as a result of the Business Combination, a $3.6 million increase in insurance expense as a result of the Business Combination, a $4.5 million increase in professional, legal, and consulting fees, including $1.7 million of one-time charges as a result of the Business Combination, and a $2.2 million increase attributable to salaries and related benefit costs due to higher headcount. We expect general and administrative expenses to decrease in 2024, as we have implemented cost reduction initiatives. Further, we had incurred a significant increase in accounting, audit, legal, regulatory, compliance, and investor and public relations expenses associated with the Business Combination for the year ended December 31, 2023. We also incurred significant bad debts expense in 2023 which is not expected to recur.

Other expense (income)

Interest Expense

Interest expense increased $6.1 million, or 139%, to $10.6 million for the year ended December 31, 2023, compared to the same period in 2022. The increase in interest expense was primarily due to a $4.9 million increase in interest expense associated with our Fortress Term Loan signed in August 2023, a $0.8 million increase in interest on our 2021 Term Loan, and a $0.5 million increase in interest expense associated with our 2023 convertible notes that were converted into shares of our Common Stock at the closing of the Business Combination in August 2023.

Change in Fair Value of Warrants

The change in fair value of warrants for the year ended December 31, 2023 compared to the same period in 2022 was a gain of $9.2 million, primarily driven by a $7.8 million gain attributable to the change in fair value of the CPUH public warrants and a $0.5 million gain attributable to the change in fair value of our private warrants due to the decline in value of our common and preferred stock during those periods.

Change in Fair Value of Debt

The $3.8 million loss attributable to the change in fair value of debt for the year ended December 31, 2023 was driven by mark to market fluctuations in our convertible debt as a result of the closing of the Business Combination and automatic conversion of the notes to our Common Stock.

Change in Fair Value of Revenue Interest Financing and PIPE Conversion Option

The $2.2 million loss attributable to the change in fair value of Revenue Interest Financing and PIPE conversion option for the year ended December 31, 2023 was primarily due to the initial recognition of the PIPE Conversion Option of $3.3 million on August 1, 2023 and an additional $2.3 million loss in the fair value from August 1, 2023 to December 31, 2023 due to a decrease in the Company’s stock price during that period. This expense was partially offset by a $3.4 million gain in the fair value in the Revenue Interest Financing from when the liability was established on August 1, 2023 to December 31, 2023.

Change in Fair Value of Earn-Out Liabilities

The $29.1 million gain attributable to the change in the fair value of earn-out liabilities for the year ended December 31, 2023 was due to the decrease in our stock price between the establishment of the liability on August 1, 2023 and December 31, 2023.

Termination of convertible note side letters

The $17.6 million loss attributable to the termination of convertible note side letters for the year ended December 31, 2023 was primarily due to a $13.4 million loss related to the Base PubCo Shares and Backstop Shares (each as defined in our consolidated financial statements included elsewhere in this prospectus) liabilities driven by the use of the full backstop, a $2.7 million loss on the PubCo Additional Shares liability, and a $1.5 million prepayment penalty related to the repayment of the Company’s Legacy Allurion convertible note with HVL.

Loss on Extinguishment of Debt

The $3.9 million loss on extinguishment of debt for the year ended December 31, 2023 was due to the loss on extinguishment of debt related to the repayment of our 2021 Term Loan in connection with the entrance into the Fortress Term Loan on August 1, 2023.

Other (Expense) Income, Net

The change in Other (expense) income, net for the year ended December 31, 2023 compared to the same period in 2022 was $0.3 million of expense, primarily driven by interest expense of $1.7 million due to the establishment of the Fortress Term Loan derivative liability and mark to market fluctuations of the 2019 Term Loan Success Fee derivative liability. This was partially offset by $1.2 million of interest income during the period.

Provision for Income Taxes

We recorded a provision for income taxes of $0.3 million and $0.1 million for the years ended December 31, 2023 and 2022, respectively. These provisions for income taxes are due to net income in certain foreign jurisdictions.

Liquidity and Capital Resources

Since our inception, we have primarily obtained cash to fund our operations through the sale of Allurion preferred stock and common stock, issuance of term loans, royalty arrangements, and issuance of convertible debt instruments. As of September 30, 2024, we had $28.7 million in cash and cash equivalents. We incurred a net loss of $5.6 million and $61.4 million for the nine months ended September 30, 2024 and 2023, respectively. We incurred cash outflows from operating activities of $29.0 million and $43.1 million during the nine months ended September 30, 2024 and 2023, respectively. As of September 30, 2024, we had an accumulated deficit of $218.4 million. As of December 31, 2023, we had $38.0 million in cash and cash equivalents. We incurred net losses of $80.6 million and $37.7 million for the years ended December 31, 2023 and 2022, respectively. We incurred cash outflows from operating activities of $64.0 million and $47.0 million during the years ended December 31, 2023 and 2022, respectively. As of December 31, 2023, we had an accumulated deficit of $212.8 million. We expect to continue to generate significant operating losses for the foreseeable future.

Our future capital requirements will depend on many factors, including:

•	the emergence of competing innovative weight loss experiences and other adverse marketing developments;

•	the timing and extent of our sales and marketing and research and development expenditures; and

•	any investments or acquisitions we may choose to pursue in the future.

Our revenue for the nine months ended September 30, 2024 was $26.5 million, which represented a quarter-over-quarter decrease of 41%. The decrease in revenue was primarily the result of lower re-order rates as distributors and certain accounts adjusted their inventory levels. The decrease in revenue was also attributable to selling less or no product to certain distributors and accounts to manage our credit risk. Additionally, in August 2024, ANSM suspended sales of the Allurion balloon in France, resulting in a reduction to revenue for customer returns of the Allurion Balloon. Our revenue for the year ended December 31, 2023 was $53.5 million, which represented a year-over-year decrease of 17%. The decline in revenue was primarily the result of a delay in closing of the Business Combination, which led to decreased investment in certain markets leading to temporarily lower re-order rates as distributors and certain accounts adjusted their inventory levels during the second half of 2023. The decrease in revenue was also attributable to selling less or no product to certain distributors and accounts to manage our credit risk. If our current cash and anticipated revenue and resulting cash flows from operations are insufficient to satisfy our liquidity requirements, due to increased expenditures, lower demand for or sales of our gastric balloon system, the occurrence of other events or the realization of the risks described under the heading “Risk Factors,” we may be required to raise additional capital through the issuances of public or private equity or debt financing or other capital sources earlier than expected.

Until such time as we can generate sufficient revenue to fund operations, we expect to use proceeds from the issuance of equity, debt financings, or other capital transactions to fund our operations and satisfy our liquidity requirements. We may be unable to increase our revenue, successfully complete remediation programs to resume sales of the Allurion Balloon, raise additional funds or enter into such other agreements or arrangements when needed on favorable terms, or at all. If we fail to increase our revenue, successfully complete remediation programs to resume sales of the Allurion Balloon, raise capital or enter into such agreements as and when needed, we may have to significantly delay, scale back or discontinue our operations or the development and commercialization of one or more of our product candidates and other strategic initiatives. Based on our recurring losses from operations incurred since inception, the expectation of continuing operating losses for the foreseeable future, and the potential need to raise additional capital to finance our future operations and debt service payments, we have concluded that there is substantial doubt about our ability to continue as a going concern for a period of one year from the date that the consolidated financial statements included in this registration statement of which this prospectus forms a part are issued.

Financing Arrangements

Public Offering and Concurrent Private Placement

On July 1, 2024, we received $15.2 million in net proceeds from the issuance of 576,261 shares of common stock and 662,701 July 2024 Public Warrants and $2.5 million in net proceeds from the sale and issuance of

2,260,159 shares of Series A Preferred Stock (which were automatically converted to 90,407 shares of Common Stock on December 19, 2024 following the Second Stockholder Approval and after giving effect to the Reverse Stock Split) and 90,407 Private Placement Warrants in the Private Placement, in each case at an offering price of $30.00 per share and accompanying warrant. On July 5, 2024, the Underwriters partially exercised their option to purchase an additional 77,091 shares of Common Stock for additional net proceeds of $2.2 million.

Note Purchase Agreement

On April 16, 2024, we received $48 million in gross proceeds from the Amended Note Purchase Agreement with RTW, which proceeds were used to repay all outstanding principal, accrued and unpaid interest and other obligations with respect to the Fortress Term Loan.

As of September 30, 2024, $48.0 million of the RTW Convertible Notes remains outstanding and is included in convertible notes payable, net of discounts on our consolidated balance sheets. See Note 8, Debt, in the notes to our unaudited interim condensed consolidated financial statements for the three and nine months ended September 30, 2024 and 2023 included within this registration statement of which this prospectus forms a part for additional details regarding the RTW Convertible Notes.

Chardan Purchase Agreement

On December 18, 2023, we entered into the Purchase Agreement with Chardan. Pursuant to the Purchase Agreement, we have the right from time to time at our option to sell to Chardan up to the lesser of (i) $100,000,000 in aggregate gross purchase price of newly issued shares of our Common Stock, and (ii) the Exchange Cap, subject to certain conditions.

As of September 30, 2024, we have received $0.4 million in net proceeds from sales of shares of our Common Stock pursuant to the Purchase Agreement with Chardan.

Revenue Interest Financing Agreement

On August 1, 2023, we received $40.0 million in proceeds from the Revenue Interest Financing Agreement with RTW, which matures in December 2030. We entered into the Revenue Interest Financing Agreement on February 9, 2023 and received the proceeds at the closing of the Business Combination. On April 14, 2024, the Revenue Interest Financing Agreement was amended to, among other things, increase the rate of revenue interest payments to be paid to RTW. The Revenue Interest Financing Agreement is included in Revenue Interest Financing liability on our consolidated balance sheet as of September 30, 2024. See Note 9, Revenue Interest Financing, Side Letter, and PIPE Conversion Option in the notes to our unaudited interim condensed consolidated financial statements for the three and nine months ended September 30, 2024 and 2023 included within this registration statement of which this prospectus forms a part for additional details regarding the Revenue Interest Financing Agreement.

On October 22, 2024, funds affiliated with RTW provided notice to the Company of their election under the Amended and Restated RTW Side Letter, to surrender 30,000 shares of common stock of the Company representing $7.5 million in consideration for an additional Revenue Interest Financing Agreement. Accordingly, on October 30, 2024, the Company and the funds affiliated with RTW entered into the Additional Revenue Interest Financing Agreement.

Material Cash Requirements for Known Contractual and Other Obligations

Leases

We have entered into various non-cancellable operating leases for our corporate office, manufacturing facilities, research and development labs, management office space and certain equipment. The leases have varying terms expiring between 2025 and 2028. See Note 16, Commitments and Contingencies of the notes to our unaudited interim condensed consolidated financial statements for the three and nine months ended September 30, 2024 and 2023 for additional details related to our noncancelable operating leases.

RTW Convertible Notes

On April 16, 2024, we received $48 million in gross proceeds from the Amended Note Purchase Agreement with RTW, which proceeds were used to repay all outstanding principal, accrued and unpaid interest and other obligations with respect to the Fortress Term Loan.

Revenue Interest Financing

We received $40.0 million in proceeds from the Revenue Interest Financing Agreement with RTW on August 1, 2023. In exchange, we are obligated to remit to RTW certain revenue interest payments on all current and future products, digital solutions and services developed, imported, manufactured, marketed, offered for sale, promoted, sold, tested or otherwise distributed by Allurion and its subsidiaries at certain specified rates. On April 14, 2024, the Revenue Interest Financing Agreement was amended to, among other things, increase the rate of revenue interest payments to be paid to RTW for net sales less than or equal to $100 million prior to December 31, 2026 from 6% to 12%, and increase the royalty rate on net sales less than or equal to $100 million on or after January 1, 2027 from 10% to 12%.

If RTW has not received aggregate revenue interest payments equal to at least 100% of the Investment Amount by December 31, 2027, we must make a cash payment in an amount sufficient to catch RTW up to 100% of the Investment Amount. If RTW has not received revenue interest payments equal to at least 240% of the Investment Amount by December 31, 2030, we must make a cash payment in an amount sufficient to catch RTW up to 240% of the Investment Amount.

Further, on October 22, 2024, funds affiliated with RTW provided notice to the Company of their election under the Amended and Restated RTW Side Letter, to surrender 30,000 shares of common stock of the Company representing $7,500,000 in consideration for an additional Revenue Interest Financing Agreement. Accordingly, on October 30, 2024, the Company and the funds affiliated with RTW entered into the Additional Revenue Interest Financing Agreement. The Additional Revenue Interest Financing Agreement has substantially identical terms and conditions as the Revenue Interest Financing Agreement, except that the amount of financing provided under the Additional Revenue Interest Financing Agreement is equal to the conversion amount of $7.5 million.

Research and Development Costs

We are continuing to invest in our U.S. FDA AUDACITY clinical trial and have entered into contractual obligations with each clinical trial site. Each contract shall continue until the completion of the trial at that site, which is approximately 48 weeks from the start of each contract. Our clinical trial costs are dependent on, among other things, the size, number, and length of our clinical trial. We also incur research and development costs related to the enhancement of our existing products.

Other Capital Requirements

We enter into agreements in the normal course of business with various vendors, which are generally cancelable upon notice. Payments due upon cancellation typically consist only of payments for services provided or expenses incurred, including non-cancelable obligations of service providers, up to the date of cancellation.

Cash Flows

The following table sets forth a summary of cash flows for the periods presented:

	Nine Months Ended September 30,		Years Ended December 31,
(In thousands)	2024	2023	2023	2022
Net cash used in operating activities	$(29,026)	$(43,111)	$(63,982)	$(46,981)
Net cash used in investing activities	(611)	(1,208)	(1,606)	(1,550)
Net cash provided by (used in) financing activities	20,261	116,394	95,986	30,537

Net increase (decrease) in cash and cash equivalents, and restricted cash	$(9,376)	$72,075	$30,398	$(17,994)

Net Cash Used in Operating Activities

Nine Months Ended September 30, 2024 and 2023

During the nine months ended September 30, 2024, operating activities used $29.0 million of cash, resulting in a net loss of $5.6 million, non-cash income of $23.0 million, and net cash used from changes in our operating assets and liabilities of $0.4 million.

Non-cash income consisted of $22.1 million of income related to the change in fair value of our earn-out liabilities, $14.2 million of mark to market adjustments related to our warrant liabilities, $10.0 million of income related to the change in fair value of our convertible debt, $2.5 million of interest paid on debt recorded at fair value, and $1.9 million of income related to the change in fair value of our term loan derivative liability. This non-cash income was partially offset by a $9.6 million loss on the change in fair value of our Revenue Interest Financing and PIPE Conversion Option, an $8.7 million loss on the extinguishment of our Fortress Term Loan, $2.2 million of stock-based compensation expense, $1.5 million of non-cash interest expense, $1.4 million of debt issuance costs associated with debt at fair value, a $1.1 million provision for uncollectible accounts, a $1.1 million provision for inventory, $0.9 million of issuance costs associated with warrants recorded at fair value, $0.8 million of depreciation and amortization expense, and $0.6 million of non-cash lease expense.

Net cash provided by changes in our operating assets and liabilities consisted of a $7.2 million decrease in accounts receivable, a $0.6 million decrease in inventory, and a $0.7 million decrease in prepaid expenses, other current and long-term assets, partially offset by a net $8.4 million decrease in accounts payable, accrued expenses and other current liabilities and a $0.6 million decrease in our lease liabilities.

The decrease in accounts receivable was the result of an increase in cash collections and decrease in revenue. The decrease in inventory was primarily related to a decrease in finished goods and work in progress. The decrease in prepaid expenses, other current and long-term assets was primarily related to a decrease in prepaid inventory and payroll deposits. The net decrease in accounts payable, accrued expenses and other current liabilities was primarily related to decreased expenses and timing of payments.

During the nine months ended September 30, 2023, operating activities used $43.1 million of cash, resulting from a net loss of $61.4 million, partially offset by net cash provided by changes in our operating assets and liabilities of $3.4 million and non-cash charges of $14.9 million.

Non-cash charges consisted of $16.1 million for termination of convertible note side letters, $6.3 million of stock-based compensation expense, a $5.0 million provision for uncollectible accounts, $3.9 million loss on extinguishment of debt for our 2021 Term Loan, $3.8 million related to the change in fair value of our convertible debt, $2.0 million related to the change in fair value of the Revenue Interest Financing and PIPE Conversion Option, $1.1 million of non-cash interest expense primarily related to the accretion of debt discount associated with our outstanding debt arrangements, a $0.7 million provision for inventory, $0.6 million of lease expense, $0.6 million of depreciation and amortization expense, and $0.3 million of unrealized loss on foreign exchange. These charges were partially offset by $24.3 million of income related to the change in fair value of our earn-out liabilities and $2.4 million of mark to market adjustments related to our warrant and derivative liabilities.

Net cash provided by changes in our operating assets and liabilities consisted of a net $8.4 million increase in accounts payable, accrued expenses and other current liabilities and a $0.4 million decrease in prepaid expenses, other current and long-term assets, partially offset by a $3.9 million increase in accounts receivable, a $0.9 million increase in inventory and a $0.6 million decrease in operating lease liabilities.

The net increase in accounts payable, accrued expenses and other current liabilities was primarily related to increased expenses as well as timing of payments. The increase in accounts receivable was primarily related to the timing of cash collections. The decrease in prepaid expenses, other current and long-term assets was primarily related to the settlement of deferred deal costs related to the Business Combination. The increase in inventory was primarily related to an increase in work in progress and raw materials.

Years Ended December 31, 2023 and 2022

During the year ended December 31, 2023, operating activities used $64.0 million of cash, resulting from a net loss of $80.6 million, partially offset by net cash provided by changes in our operating assets and liabilities of $0.2 million and non-cash charges of $16.4 million.

Non-cash charges consisted of $16.1 million for termination of convertible note side letters, a $12.7 million provision for uncollectible accounts, $8.4 million of stock-based compensation expense, a $3.9 million loss on extinguishment of debt for our 2021 Term Loan, $3.8 million related to the change in fair value of our convertible debt, $2.2 million related to the change in fair value of the Revenue Interest Financing and PIPE Conversion Option, $2.1 million of non-cash interest expense primarily related to the amortization of debt discount associated with our outstanding debt arrangements, $1.7 million of mark to market adjustments related to our derivative liabilities, $1.2 million of debt issuance costs associated with the Revenue Interest Financing, $0.8 million of lease expense, and $0.7 million of depreciation and amortization expense. These charges were partially offset by $29.1 million of income related to the change in fair value of our earn-out liabilities, $8.4 million of mark to market adjustments related to our warrant liabilities, and $1.1 million of interest paid on debt recorded at fair value.

Net cash provided by changes in our operating assets and liabilities consisted of a net $5.7 million increase in accounts payable, accrued expenses and other current liabilities and a $0.3 million decrease in prepaid expenses, other current and long-term assets, partially offset by a $3.7 million increase in inventory, a $1.3 million increase in accounts receivable, and a $0.8 million decrease in lease liabilities.

The net increase in accounts payable, accrued expenses and other current liabilities was primarily related to increased expenses as well as timing of payments. The increase in accounts receivable was primarily related to the timing of cash collections. The decrease in prepaid expenses, other current and long-term assets was primarily related to the settlement of deferred deal costs related to the Business Combination. The increase in inventory was primarily related to an increase in work in progress and raw materials.

During the year ended December 31, 2022, operating activities used $47.0 million of cash, resulting from a net loss of $37.7 million and net cash used by changes in our operating assets and liabilities of $13.8 million, offset by non-cash charges of $4.6 million.

Non-cash charges primarily consisted of $2.0 million of depreciation and amortization expense and non-cash lease expense, $1.0 million of interest expense primarily related to the accretion of debt discount associated with our outstanding debt arrangements, a $0.8 million change in fair value of warrant liabilities, a $0.4 million of stock-based compensation expense and a $0.4 million provision for uncollectible accounts.

Net cash used by changes in our operating assets and liabilities consisted of a $22.8 million increase in accounts receivable, a $1.2 million increase in inventory, a $0.7 million decrease in operating lease liabilities and a $0.6 million increase in prepaid expenses, other current assets and long-term assets, partially offset by a net $11.5 million increase in accounts payable, accrued expenses and other current liabilities.

The increase in accounts receivable was primarily related to growth in sales. The increase in prepaid expenses and other current assets was primarily related to increases in prepaid inventory and additional software subscription costs. The increase in inventory was primarily related to an increase in finished goods and raw materials. The decrease in lease liabilities was primarily due to payment of rent for our leased property. The net increase in accounts payable, accrued expenses and other current liabilities was primarily related to an increase in sales and marketing and general and administrative expenses.

Net Cash Used in Investing Activities

Nine Months Ended September 30, 2024 and 2023

During the nine months ended September 30, 2024 and September 30, 2023, cash used in investing activities was $0.6 million and $1.2 million, respectively, consisting of purchases of property and equipment.

Years Ended December 31, 2023 and 2022

During the years ended December 31, 2023 and December 31, 2022, cash used in investing activities was $1.6 million, consisting of purchases of property and equipment.

Net Cash Provided by Financing Activities

Nine Months Ended September 30, 2024 and 2023

During the nine months ended September 30, 2024, cash provided by financing activities was $20.3 million, consisting of $48.0 million in proceeds from the issuance of convertible notes, $18.2 million in net proceeds from the Public Offering, $2.7 million in net proceeds from the Private Placement, and $0.4 million of proceeds from our equity line financing, partially offset by $47.7 million repayment of the Fortress Term Loan and a $1.4 million payment of debt issuance costs.

During the nine months ended September 30, 2023, cash provided by financing activities was $116.4 million, consisting of $62.1 million of proceeds from the Business Combination, net of transaction costs, $57.6 million from the issuance of our Fortress Term Loan net of debt issuance costs, $38.8 million from the issuance of our Revenue Interest Financing Agreement with RTW net of issuance costs, $28.7 million from the issuance of our 2023 Convertible Notes, net of issuance costs, partially offset by the $57.7 million repayment of our 2021 Term Loan, $10.8 million repayment of our 2023 Convertible Notes and $2.5 million of repayment of a promissory note assumed from Compute Health in the Business Combination.

Years Ended December 31, 2023 and 2022

During the year ended December 31, 2023, cash provided by financing activities was $96.0 million, consisting of $61.7 million of proceeds from the Business Combination, net of transaction costs, $57.6 million from the issuance of our Fortress Term Loan net of debt issuance costs, $38.8 million from the issuance of our Revenue Interest Financing Agreement with RTW net of issuance costs, and $28.7 million from the issuance of our 2023 Convertible Notes, net of issuance costs, partially offset by the $57.7 million repayment of our 2021 Term Loan, $20.0 million repayment of our Fortress Term Loan, $10.8 million repayment of our 2023 Convertible Notes and $2.5 million repayment of a promissory note assumed from Compute Health in the Business Combination.

During the year ended December 31, 2022, cash provided by financing activities was $30.5 million, consisting of $29.6 million from the issuance of our 2021 Term Loan, net of issuance costs, $1.1 million from the issuance of our 2022 Convertible Notes, net of issuance costs and $0.1 million from the exercise of stock options, partially offset by $0.3 million payment of deferred financing costs.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States. The preparation of our consolidated financial statements and related disclosures requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, costs and expenses, and the disclosure of contingent assets and liabilities in our consolidated financial statements. We base our estimates on historical experience, known trends and events and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions or conditions. While our significant accounting policies are described in more detail in Note 2, Summary of Significant Accounting Policies, to our audited consolidated financial statements included in the registration statement of which this prospectus forms a part, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition

We account for revenue in accordance with Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (“Topic 606” or “ASC 606”). In accordance with ASC 606, we recognize revenue when control of our products is transferred to our customers in an amount that reflects the consideration we expect to receive in exchange for those products. Our revenue recognition process involves identifying the contract with a customer, determining the performance obligations in the contract, determining the transaction price, allocating the transaction price to the distinct performance obligations in the contract, and recognizing revenue as performance obligations are satisfied.

Revenue is generated primarily from the sale of our gastric balloon system, which includes the Allurion Balloon and related accessories. We have provided customers purchasing the Allurion Balloon with an implied license for access to our Allurion VCS software. This implied software license was given to customers for no additional consideration and was not negotiated as part of the customer’s contracts. As such, it has been deemed an immaterial promise in the context of the contract, and we do not consider the license as a separate performance obligation. In the future, if and when Allurion VCS services are determined to be a performance obligation, we expect the associated consideration will be deferred and recognized over the license period.

We sell our products directly to customers through our direct sales personnel and indirectly through independent distributors. For distributor sales, we sell our products to our distributors, who subsequently resell the products to health care providers, among others. For direct sales, our products are sold directly to our customers, which are typically health care providers. Generally, customer contracts contain Free on Board or Ex-Works shipping point incoterms. We recognize revenue when the customer obtains control of our product, which typically occurs upon shipment, in return for agreed-upon, fixed-price consideration.

Additionally, from time to time, we offer certain incentives to our customers, which are recorded as a reduction of revenue in the period the related product revenue is recognized. Any discounts we offer are outlined in our customer agreements. Payments to the customer for a distinct good or service that reasonably estimates the fair value of the distinct benefit received, such as marketing programs and shipping and logistics services, are recorded as a selling and marketing expense.

Our payment terms are consistent with prevailing practice in the respective markets in which we do business, which are not affected by contingent events that could impact the transaction price. Our contracts with customers do not provide general rights of return unless certain product quality standards are not met.

Valuation of Earn-Out Liabilities

In connection with the Business Combination, holders of Legacy Allurion common stock and Legacy Allurion preferred stock and holders of vested options, warrants and restricted stock units exercisable or convertible into Legacy Allurion capital stock received the contingent right to receive additional shares of our Common Stock (the “Earn-Out Shares”) upon the achievement of certain earn-out targets. As the contingent earn-out consideration contains a settlement provision that precludes it from being indexed to our stock, it is classified as a liability under ASC 480, as defined in Note 2, Summary of Significant Accounting Policies. The fair value of contingent earn-out consideration is estimated as of the acquisition date at the present value of the expected contingent payments using a Monte Carlo Simulation Method. This method utilizes a combination of observable (Level 2) and unobservable (Level 3) inputs, which include the trading price and volatility of the underlying common stock, expected term, risk-free interest rates, and expected date of a qualifying event. The determination of the fair value of these financial instruments is complex and highly judgmental due to the significant estimation required. In particular, the fair value estimate is sensitive to certain assumptions, such as the volatility of underlying shares.

Changes in the estimated fair value of the contingent earn-out consideration are recorded in Other income (expense) in the condensed consolidated statements of operations and are reflected in the period in which they are identified. Changes in the estimated fair value of the continent earn-out consideration may materially impact or cause volatility in our operating results.

Valuation of Revenue Interest Financing and PIPE Conversion Option

In connection with the Business Combination, we entered into the Revenue Interest Financing Agreement with RTW, under which the Company received $40.0 million upfront. In exchange, we are obligated to remit to RTW certain revenue interest payments on all current and future products, digital solutions and services developed, imported, manufactured, marketed, offered for sale, promoted, sold, tested or otherwise distributed by Allurion and its subsidiaries until December 31, 2030. We account for the Revenue Interest Financing Agreement under the fair value option election of ASC 825, Financial Instruments. The Revenue Interest Financing Agreement accounted for under the FVO election is a debt host financial instrument containing embedded features wherein the entire financial instrument is initially measured at its issue-date estimated fair value and then subsequently remeasured at estimated fair value on a recurring basis at each reporting period date. The fair value of the Revenue Interest Financing is calculated using a discounted cash flow method under the income approach utilizing future revenue projections and a discount rate. Changes in the estimated fair value of the Revenue Interest Financing Agreement are recorded as a component of Other income (expense) in the condensed consolidated statements of operations. A portion of the estimated change in fair value must be reported in other comprehensive loss to the extent that it is attributable to instrument-specific credit risk. As a result of electing the FVO, direct costs and fees related to the Revenue Interest Financing are expensed as incurred.

In connection with the Company entering into the Revenue Interest Financing, we and RTW entered into the Amended and Restated RTW Side Letter under which RTW may elect to convert up to $7.5 million of its initial PIPE subscription into an additional revenue interest financing by forfeiting a number of shares of our Common Stock acquired by the RTW in its PIPE Investment. We account for this PIPE Conversion Option as a freestanding financial instrument that qualifies for derivative liability accounting in accordance with ASC 815, Derivatives and Hedging. The fair value of the PIPE Conversion Option is measured using a MCSM using a combination of observable (Level 2) and unobservable (Level 3) inputs, which include the number of shares convertible, the stock price of the underlying common stock, volatility, risk-free rates, and expected term. The PIPE Conversion Option is initially measured at its fair value within Other liabilities on the condensed consolidated balance sheets with corresponding recognition of expense at inception as there is no right received by the Company that meets the definition of an asset and the transaction did not involve a distribution or a dividend. Subsequent changes in fair value of the derivative liability are recognized as a gain or loss as a component of Other income (expense) in the condensed consolidated statements of operations.

Valuation of RTW Convertible Notes

We entered into the Amended Note Purchase Agreement with RTW on April 16, 2024, under which the Company issued and sold $48.0 million aggregate principal amount of convertible senior secured notes. We account for the RTW Convertible Notes under the FVO election of ASC 825, as the Amended Note Purchase Agreement is a financial instrument containing embedded features where the entire financial instrument is measured at its issue-date estimated fair value and then subsequently remeasured at estimated fair value on a recurring basis at each reporting period date. The fair value of the RTW Convertible Notes is measured using a discounted cash flow method under the income approach with a MCSM used to determine the simulated stock price at each payment date and event that may trigger conversion of the RTW Convertible Notes. The fair value is measured using a combination of observable (Level 2) and unobservable (Level 3) inputs, which include probabilities of various conversion scenarios, volatility, estimated market yields, and expected term. The determination of the fair value of the RTW Convertible Notes is complex and highly judgmental due to the significant estimation required.

Changes in the estimated fair value of the RTW Convertible Notes are recorded in Other income (expense) in the condensed consolidated statement of operations and are reflected in the period in which they are identified.

Determination of Fair Value of Legacy Allurion Preferred Stock, Common Stock and Warrants

The estimated fair value of our Legacy Allurion shares has been determined by the Legacy Allurion board of directors, with input from management, considering the most recently available third-party valuations then available and the Legacy Allurion board of directors’ assessment of additional objective and subjective factors that it believed were relevant. These factors included, but were not limited to:

•

the prices at which we sold shares of Legacy Allurion preferred stock and the superior rights and preferences of the Legacy Allurion preferred stock relative to the Legacy Allurion common stock at the time of each grant;

•	our stage of development and business strategy;

•	external market conditions and trends affecting our industry;

•	our financial position, including cash on hand, and our historical and forecasted performance and operating results;

•	the lack of an active public market for our Common Stock and our preferred stock;

•	the likelihood of achieving a liquidity event, such as an initial public offering, deSPAC transaction, or sale of our company in light of prevailing market conditions; and

•	the analysis of initial public offerings or other financing transactions and market performance of comparable companies in the industry.

The fair value of the underlying Legacy Allurion preferred stock, common stock, and warrants was determined by the Legacy Allurion board of directors until we were listed on the NYSE on August 2, 2023. The fair value of the Legacy Allurion shares is utilized in the determination of stock-based compensation expense, common stock warrant liability expense, preferred stock recorded at fair value and the convertible notes conversion price. The assumptions underlying these valuations represented management’s best estimates, which involved inherent uncertainties and the application of management’s judgment. As a result, if we had used significantly different assumptions or estimates, the fair value of the Legacy Allurion preferred stock issued in 2021 and Legacy Allurion Convertible Notes converted in 2021 could be materially different. Significantly different assumptions or estimates could also impact the fair value of the Legacy Allurion Stock Options and stock-based compensation and fair value of the Legacy Allurion warrants, but these have not been material to date.

Recent Accounting Pronouncements

See Note 2, Summary of Significant of Accounting Policies in the accompanying notes to the consolidated financial statements included this registration statement of which this prospectus forms a part for a description of recently issued accounting pronouncements that may potentially impact our financial position, results of operations or cash flows.

Emerging Growth Company and Smaller Reporting Company

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act (“JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that (i) we are no longer an emerging growth company or (ii) we affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates. We may choose to early adopt any new or revised accounting standards whenever such early adoption is permitted for private companies.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K, which allows us to take advantage of certain exemptions from disclosure requirements including exemption from compliance with the auditor attestation requirements of Section 404. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of the shares of our Common Stock held by non-affiliates exceeds $250 million as of the prior June 30, and (ii) our annual revenue exceeded $100 million during such completed fiscal year or the market value of the shares of our Common Stock held by non-affiliates exceeds $700 million as of the prior June 30. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.